Exhibit 3.3

AMENDMENT NO. 2

TO THE

SECOND AMENDED AND RESTATED TRUST AGREEMENT

OF

CHARTERMAC

This AMENDMENT NO. 2 dated as of November 30, 2005 (“Amendment No. 2”) to the Trust Agreement (as defined below) of CharterMac, a Delaware statutory trust (the “Company”), is entered into, by and among the undersigned Trustees. Capitalized terms used but not defined shall have the meaning assigned to such terms in Article 2 of the Trust Agreement.

W I T N E S S E T H :

WHEREAS, certain of the Trustees have created a statutory trust in accordance with applicable provisions of the Trust Act by entering into a Trust Agreement, dated as of August 12, 1996, as amended by an Amendment No. 1 to Trust Agreement dated as of April 30, 1997, and as amended and restated by the Amended and Restated Trust Agreement dated as of September 30, 1997, and as further amended by Amendment Nos. 1, 2, 3 and 4 to the Amended and Restated Trust Agreement dated as of May 8, 2000, December 11, 2000, June 13, 2002 and November 17, 2003, respectively and as further amended and restated by the Second Amended and Restated Trust Agreement dated as of November 17, 2003, as further amended by Amendment No. 1 to Trust Agreement dated September 20, 2005, (as so amended and amended and restated and amended, the “Trust Agreement”), and by the filing with the Secretary of State of the State of Delaware of a Certificate of Trust on August 12, 1996, as heretofore amended; and

WHEREAS, Section 10.3 of the Trust Agreement limits the Company’s ability to incur debt in excess of 50% of its Total Market Value (the “Leverage Limitation”);

WHEREAS, the Board of Trustees deems it to be advisable and in the best interests of the Company that the Trust Agreement be amended to transfer the Leverage Limitation from the Trust Agreement into the Bylaws (the “Trust Agreement Amendment”);

WHEREAS, the holders of a majority of the issued and outstanding Common Shares and Special Preferred Voting Shares have approved the Trust Agreement Amendment;

WHEREAS, the Board of Trustees desires to amend the Trust Agreement to reflect the Trust Agreement Amendment.

NOW, THEREFORE, the Trust Agreement is hereby amended effective as of November 30, 2005 as follows:

1.            The definitions of “Leverage Limitations” and “Outstanding Preferred Securities” in Section 2 shall be deleted in their entirety.

2.            The second sentence of Section 10.2 shall be amended and restated in its entirety as follows:

“The Board of Trustees shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the Trust's business without the vote or consent of the Shareholders, the Registered Trustee or any other Person (except as set forth in 11.2 or in a certificate of designation as set forth in, or contemplated by, Section 6.7).”

3.	Section 10.3 of the Trust Agreement shall be deleted in its entirety.

4.	Section 11.2 (iv) shall be amended and restated in its entirety as follows:

“(iv) subject to the provisions of Article 12, the disposition of Substantially All of the Assets of the Trust in a single disposition, or in multiple dispositions in the same 12-month period.”

5.	Section 11.2 (v) shall be deleted in its entirety.

Except as otherwise amended herein, the Trust Agreement remains unchanged and in full force and effect.

6.            This Amendment No. 2 shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

7.            This Amendment No. 2 may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 2 to be executed as of the day and year first above written.

MANAGING TRUSTEES:

/s/ Stephen M. Ross Stephen M. Ross

/s/ Marc D. Schnitzer Marc D. Schnitzer

/s/ Alan P. Hirmes Alan P. Hirmes

/s/ Peter T. Allen Peter T. Allen

/s/ Jeff T. Blau Jeff T. Blau

/s/ Andrew L. Farkas Andrew L. Farkas

/s/ Nathan Gantcher Nathan Gantcher

/s/ Jerome Y. Halperin Jerome Y. Halperin

/s/ Robert L. Loverd Robert L. Loverd

/s/ Robert A. Meister Robert A. Meister

/s/ Janice Cook Roberts Janice Cook Roberts

/s/ Thomas W. White Thomas W. White

REGISTERED TRUSTEE:

WILMINGTON TRUST COMPANY, (executing solely pursuant to Section 3.2(iii) of the Trust Agreement and not in its individual capacity but solely as Registered Trustee)

By:	Rachel L. Simpson
Name: Rachel L. Simpson
Title: Financial Services Officer